UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported)  April 13, 2015

SMART & FINAL STORES, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-36626	80-0862253
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Citadel Drive, Commerce, CA	90040
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (323) 869-7500

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01                                           Regulation FD Disclosure.

On April 13, 2015, Smart & Final Stores, Inc. (the “Company”) filed with the Securities and Exchange Commission an amendment to a previously filed Registration Statement on Form S-1 relating to a proposed secondary offering of its common stock (as amended, the “Registration Statement”). In connection with the proposed offering, the Company provided certain information to potential investors in the Registration Statement, and the Company is therefore including such information in this Current Report on Form 8-K pursuant to Regulation FD.

The Company is currently in the process of finalizing its financial results for its first quarter ended March 22, 2015. Based on preliminary unaudited information, it expects that for its first quarter ended March 22, 2015:

•                  net sales will be approximately $822 million, an increase of approximately 11.9% as compared to $735.0 million in the same period of 2014, driven by comparable store sales growth of approximately 6.1% and from the net sales contribution of new stores opened during fiscal year 2014 and fiscal year 2015 to date. Comparable store sales for the first quarter of fiscal year 2014 increased 4.2% as compared to the first quarter of fiscal year 2013;

•                  net sales for Smart & Final banner stores will be approximately $629 million, an increase of approximately 11.9% as compared to $561.9 million in the same period of 2014, driven by comparable store sales growth of approximately 4.9% and from the net sales contribution of new stores opened during fiscal year 2014 and fiscal year 2015 to date. The increase in comparable store sales is primarily due to expected increases in both comparable transaction counts and comparable average transaction size;

•                  net sales for Cash & Carry banner stores will be approximately $193 million, an increase of approximately 11.7% as compared to $173.1 million in the same period of 2014, driven by comparable store sales growth of approximately 10.2% and from the net sales contribution of a new store opened during fiscal year 2014. The increase in comparable store sales is primarily due to expected increases in both comparable transaction counts and comparable average transaction size;

•                  gross margin will be in the range of $120 million to $122 million, as compared to $104.6 million in the same period of 2014, which estimated increase is primarily due to the increase in sales and an increase in gross margin rate as a percentage of sales;

•                  gross margin as a percentage of sales will be in the range of 14.6% to 14.9%, as compared to 14.2% in the same period of 2014, which estimated increase is primarily due to higher merchandise product margin rates and lower warehouse, transportation and store occupancy costs as a percentage of sales; and

•                  Adjusted EBITDA will be in the range of $34 million to $35 million, as compared to $30.2 million in the same period of 2014, which estimated increase is primarily due to the increase in sales and an increase in gross margin as a percentage of sales.

In calculating estimated Adjusted EBITDA for the Company’s first quarter ended March 22, 2015, it adjusted net income (loss) to exclude income taxes, interest expense (net), depreciation and amortization, share-based compensation expense, pre-opening costs, as well as other items noted in the calculation of Adjusted EBITDA for prior periods that is presented in note 4 to the table under “Prospectus Summary—Summary Historical and Consolidated Financial and Other Data” in the Registration Statement. A range of net income (loss) and a reconciliation of Adjusted EBITDA to net income (loss) cannot be provided at this time because the line items in the Company’s statement of operations have not been finalized with sufficient certainty.

The Company’s preliminary results remain subject to the completion of normal quarter-end accounting procedures and adjustments and are subject to change. The preliminary financial data included above has not been audited or reviewed in accordance with the standards of the Public Company Accounting Oversight Board. The Company currently expects that its final results will be consistent with the estimates and ranges described above. However, the estimates described above are preliminary and based on the most current information available to management. The Company’s actual results may differ materially from these estimates due to the completion of its final closing procedures, final adjustments and other developments that may arise between now and the time its results for the quarter ended March 22, 2015 are finalized.

The foregoing preliminary financial results constitute forward looking statements. Actual results may vary materially from the information contained in these forward-looking statements based on a number of important factors. Please refer to the section entitled ‘‘Special Note Regarding Forward-Looking Statements’’ in the Registration Statement for additional information.

The information contained in this report is being furnished and shall not be deemed to be “filed” for purposes of Section 18 of, or otherwise regarded as filed under, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or in the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMART & FINAL STORES, INC

Date: April 13, 2015

	By:	/s/ Richard N. Phegley
	Name:	Richard N. Phegley
	Title:	Senior Vice President and Chief Financial Officer